Exhibit 99.1

Contact: Richard T. Haston	For Immediate Release
662-324-4258

NBC CAPITAL CORPORATION COMPLETES

ACQUISITION OF ENTERPRISE BANCSHARES OF MEMPHIS

STARKVILLE, Miss. — (March 31, 2004) — NBC Capital Corporation (“NBC”) (AMEX: NBY), the holding company for National Bank of Commerce headquartered in Starkville, Mississippi, announced today that it completed the acquisition of Enterprise Bancshares, Inc., the holding company for Enterprise National Bank, a $290 million commercial bank operating three financial centers in Memphis, Tennessee. NBC purchased Enterprise in an all-cash transaction valued at approximately $53.1 million, including $47.1 million in cash and stock options with an approximate value of $6.0 million.

“We are excited to complete the acquisition of Enterprise Bancshares, extending our market into the Memphis area,” stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. “We believe the Enterprise acquisition is important in two key respects. First, it leverages our strong capital base, and second, the acquisition provides NBC with direct access to one of the fastest growing markets in our region. The combination of these factors has the potential to accelerate NBC’s future growth and earnings opportunities.”

The Enterprise acquisition was funded from a combination of internal sources and $30 million in trust preferred securities that were issued on December 30, 2003. “We believe the acquisition is an excellent way to utilize our excess capital and is expected to reduce our capital-to-assets ratio from 10.2% at December 30, 2003, to approximately 8.0%. We anticipate the Enterprise acquisition will have a positive effect on our long-term earnings, expanding our geographic reach and adding earnings through additional revenue from loans and other sources,” continued Mr. Mallory.

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NBY Completes Acquisition of Enterprise Bancshares

March 31, 2004

Commenting on the announcement, Tom Wright, chairman and chief executive officer of Enterprise Bancshares, said, “The Enterprise team is pleased to join with NBC. We believe the combination of Enterprise and NBC will create a much stronger competitor in our market. In addition, the strong capital base of NBC will provide our operations with the resources to fund our continued growth and enhance our future earnings potential.”

Enterprise will operate under its existing name in the Memphis market with its own local Board of Directors. Tom Wright continues as Enterprise’s Chairman and Chief Executive Officer. Effective with the closing of the acquisition, Enterprise National Bank became a wholly owned subsidiary of NBC Capital Corporation.

Memphis Market Data

•	Enterprise Bancshares’ serves two of the fastest growing communities in the Memphis MSA: Germantown and Collierville, TN.

•	Germantown has a median household income of $94,600. The median home price in Germantown is $295,900. The population is approximately 40,200 and grew at a 13.7% rate between 1990 and 2003. (Source: Germantown Chamber of Commerce and 2002 US Census Bureau Estimates)

•	Collierville’s median household income is 87,700 with a median home price of $240,800. Colliersville has a population of 37,000 and its growth rate was approximately 157% from 1990 to 2002. (Source: Collierville Chamber of Commerce and 2002 US Census Bureau Estimates)

•	Enterprise Bancshares was ranked #13 of the 23 banks operating in the Memphis MSA as of June 30, 2003. Its market share of Memphis MSA deposits at June 30, 2003 was 1.02% of the MSA’s approximately $24.0 billion in deposits.

•	Memphis MSA is the 44th largest in US, including 5 counties and 16 municipalities, with a 2002 population of 1,144,470, representing 14% growth form 1990 to 2002. (Source; Memphis Chamber of Commerce)

•	Memphis MSA has a diversified economy: 34% Services, 18% Retail Trade, 12% Transportation, Communications & Utilities, 10% Manufacturing. (Source: Memphis Chamber of Commerce)

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NBY Completes Acquisition of Enterprise Bancshares

March 31, 2004

•	Largest private employers in Memphis MSA include: Federal Express Corp., Methodist Healthcare, Wal Mart, Baptist Hospitals, Kroger, International Paper, Northwest Airlines, AutoZone, St. Jude Childrens Research Hospital.

•	Memphis MSA has almost one-half the population of the entire State of MS (2,858,029)

•	The Memphis MSA adjoins Desoto County, MS, the fastest growing county in Mississippi. Desoto County’s population grew 68% from 1990 to 2001. (Source: Desoto County Economic Development Council)

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Report on 10-K for the year ended December 31, 2003, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

About NBC Capital Corporation

NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in east Mississippi and Tuscaloosa, Alabama. NBC’s stock is listed on the American Stock Exchange under the ticker symbol of NBY.

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